CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2017, relating to the financial statements and financial highlights of USCA Fund Trust comprising USCA Shield Fund for the period ended September 30, 2017, and to the references to our firm under the headings "Financial Highlights" in the Prospectus, and "Policies and Procedures for Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
January 5, 2018